\\FS29\SYS\LEGAL\WPDOC2\NSAR\2000\FMT-77q(g)2000.doc
7
NAME OF REGISTRANT
Franklin Managed Trust
File No. 811-4894

EXHIBIT ITEM No. 77q(g): Exhibit to accompany Exhibit No. 77M.


              AGREEMENT AND PLAN OF REORGANIZATION

          This Agreement and Plan of Reorganization (the Agreement) is made this 28th day of January, 2000 by and between Franklin Managed Trust, a business trust created under the laws of the Commonwealth of Massachusetts (the Massachusetts Trust), and Franklin Managed Trust, a business trust created under the laws of the State of Delaware (the Delaware Trust).

          In consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto agree as follows:

     1.   Plan of Reorganization.

          (a) Upon satisfaction of the conditions precedent described in Section 3 hereof, the Massachusetts Trust will convey, transfer and deliver to the Delaware Trust, on behalf of its Franklin Rising Dividends Fund series (the New Fund), at the closing provided for in Section 2 (hereinafter referred to as the Closing) all of its then-existing assets, including the assets underlying its single series of shares designated as the Franklin Rising Dividends Fund series (the Fund). In consideration thereof, the Delaware Trust agrees at the Closing (i) to assume and pay, to the extent that they exist on or after the Effective Date of the Reorganization (as defined in
          Section 2 hereof), all of the Massachusetts Trust's obligations and liabilities, whether absolute, accrued, contingent or otherwise, including all fees and expenses in connection with the Agreement, including without limitation costs of legal advice, accounting, printing, mailing, proxy solicitation and transfer taxes, if any, the obligations and liabilities allocated to the Massachusetts Trust to become the obligations and liabilities of the Delaware Trust, and (ii) to deliver to the Massachusetts Trust full and fractional shares of the New Fund equal in number to the number of full and fractional shares outstanding of the Fund. The transactions contemplated hereby are intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended
          (Code).

          (b) The Delaware Trust will effect such delivery by establishing an open account for each shareholder of the Fund and by crediting to such account, the exact number of full and fractional shares of the appropriate class of the New Fund such shareholder held in the corresponding class of the Fund on the Effective Date of the Reorganization. Fractional shares of the New Fund will be carried to the third decimal place. On the Effective Date of the Reorganization, the net asset value per share of beneficial interest of each class of the New Fund shall be deemed to be the same as the net asset value per share of each corresponding class of the Fund. On such date, each certificate representing shares of a class of the Fund will represent the same number of shares of the corresponding class of the New Fund. Each shareholder of the Fund will have the right to exchange his (her) share certificates for share certificates of the corresponding class of the New Fund. However, a shareholder need not make this exchange of certificates unless he (she) so desires. Simultaneously with the crediting of the shares of the New Fund to the shareholders of record of the Fund, the shares of the Fund held by such shareholder shall be canceled.

          (c) As soon as practicable after the Effective Date of the Reorganization, the Massachusetts Trust shall take all necessary steps under Massachusetts law to terminate the Massachusetts Trust.

     2. Closing and Effective Date of the Reorganization. The Closing shall commence at 2:00 Pacific time on January 31, 1999 or on such later date as the parties may agree, and shall be effective on the business day following the
     commencement  of the Closing (the Effective  Date).   The
     Closing will take place at the principal offices of the Massachusetts and Delaware Trusts at 777 Mariners Island Boulevard, San Mateo, CA 94404.

     3.     Conditions  Precedent.   The  obligations   of   the
     Massachusetts Trust and the Delaware Trust to effectuate the Reorganization hereunder shall be subject to the satisfaction of each of the following conditions:

          (a) Such authority and orders from the Securities and Exchange Commission (the SEC) and state securities commissions as may be necessary to permit the parties to carry out the transactions contemplated by this Agreement shall have been received;

          (b) One or more post-effective amendments to the Massachusetts Trust's Registration Statement on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940, containing (i) such amendments to such Registration Statement as are determined by the Trustees of the Massachusetts Trust to be necessary and appropriate as a result of the Agreement, and (ii) the adoption by the Delaware Trust as its own of such Registration Statement, as so amended, shall have been filed with the SEC, and such post-effective amendment
          or    amendments   to   the   Massachusetts    Trust's
          Registration Statement shall have become effective, and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceeding for that purpose shall have been initiated or threatened by the SEC (other than any such stop order, proceeding or threatened proceeding which shall have been withdrawn or terminated);

          (c) Confirmation shall have been received from the SEC or the Staff thereof that the Delaware Trust shall, effective upon or before the Effective Date of the Reorganization, be duly registered as an open-end management investment company under the Investment Company Act of 1940, as amended;

          (d) Each party shall have received a ruling from the Internal Revenue Service or an opinion from Messrs. Stradley, Ronon, Stevens & Young, LLP, Philadelphia, Pennsylvania, to the effect that the reorganization contemplated by this Agreement qualifies as a reorganization under Section 368(a) of the Code, and, thus, will not give rise to the recognition of income, gain or loss for federal income tax purposes to the Massachusetts Trust, the Delaware Trust or shareholders of the Massachusetts Trust or the Delaware Trust;

          (e) The Massachusetts Trust shall have received an opinion from Messrs. Stradley, Ronon, Stevens & Young, LLP, addressed to and in form and substance satisfactory to it, to the effect that (i) this Agreement and the reorganization provided for herein, and the execution of this Agreement, has been duly authorized and approved by the Delaware Trust and constitutes a legal, valid and binding agreement of the Delaware Trust in accordance with its terms; (ii) the shares of the Delaware Trust to be issued pursuant to the terms of this Agreement have been duly authorized and, when issued and delivered as provided in this Agreement, will have been validly issued and fully paid and will be non-assessable by the Delaware Trust; and (iii) the Delaware Trust is duly organized and validly existing under the laws of the State of Delaware;

          (f) The Delaware Trust shall have received an opinion from Messrs. Stradley, Ronon, Stevens & Young, LLP, Philadelphia, PA, addressed to and in form and substance satisfactory to it, to the effect that (i) this Agreement and the reorganization provided herein, and the execution of this Agreement, has been duly authorized and approved by the Massachusetts Trust and constitutes a legal, valid and binding agreement of the Massachusetts Trust in accordance with its terms; and (ii) the Massachusetts Trust is duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.

          (g) The shares of the New Fund shall have been duly qualified for offering to the public in all states of the United States, the Commonwealth of Puerto Rico, Guam, U.S. Virgin Islands, and the District of Columbia so as to permit the transfers contemplated by this Agreement to be consummated;

          (h) This Agreement and the reorganization contemplated hereby shall have been adopted by an affirmative vote of at least a majority the outstanding voting securities of the Massachusetts Trust at a meeting of shareholders of such trust;

          (i) The shareholders of the Massachusetts Trust shall have voted to direct the Massachusetts Trust to vote, and the Massachusetts Trust shall have voted, as sole shareholder of each class of the Delaware Trust, to:

               (1)  Elect as Trustees of the Delaware Trust (the
               Trustees)  the following individuals:   Messrs.
               Lippman, Crohn, Rubens II and Rubin;

               (2)    Select  Tait,  Weller  &  Baker   as   the
               independent  public accountants for the  Delaware
               Trust for the fiscal year ending September 30, 2000; and

               (3) Approve a new investment management agreement between the Delaware Trust on behalf of the New Fund, and Franklin Advisory Services, LLC, which is substantially identical to the current investment management agreement between the Massachusetts Trust on behalf of the Fund, and Franklin Advisory Services, LLC

          (j) The Trustees shall have taken the following action at a meeting duly called for such purposes:

               (1)   Approval of the Delaware Trust's  Custodian
               Agreement;

               (2)   Selection of Tait, Weller &  Baker  as  the
               Delaware Trust's independent public accountants for the fiscal year ending September 30, 2000;

               (3) Approval of the investment management agreement between the Delaware Trust on behalf of the New Fund, and Franklin Advisory Services, LLC, which is substantially identical to the current investment management agreement between the Massachusetts Trust on behalf of the Fund, and Franklin Advisory Services, LLC;

               (4) Authorization of the issuance by the Delaware Trust, prior to the Effective Date of the Reorganization, of one share of each class of the New Fund, to the Massachusetts Trust in consideration for the payment of the current public offering price of each corresponding class of the Fund, for the purpose of enabling the Massachusetts Trust to vote on matters referred to in paragraph (i) of this Section 3;

               (5)   Submission  of the matters referred  to  in
               paragraph   (i)  of  this  Section   3   to   the
               Massachusetts Trust as sole shareholder of the Delaware Trust; and

               (6) Authorization of the issuance by the Delaware Trust of shares of the New Fund on the Effective Date of the Reorganization in exchange for the assets of the Fund pursuant to the terms and provisions of this Agreement.

          At any time prior to the Closing, any of the foregoing conditions may be waived by the Board of Trustees of the Massachusetts Trust if, in the judgment of the Trustees, such waiver will not have a material adverse effect on the benefits intended under this Agreement to the shareholders of the Massachusetts Trust.

     4. Termination. The Board of Trustees of the Massachusetts Trust may terminate this Agreement and abandon the reorganization contemplated hereby, notwithstanding approval thereof by the shareholders of the Fund, at any time prior to the Effective Date of the Reorganization if, in the judgment of the Trustees, the facts and circumstances make proceeding with the Agreement inadvisable.

     5. Entire Agreement. This Agreement embodies the entire agreement between the parties and there are no agreements, understandings, restrictions or warranties among the parties other than those set forth herein or herein provided for.

     6.    Further Assurances.  The Massachusetts Trust and  the
     Delaware  Trust shall take such further action  as  may  be
     necessary  or  desirable  and  proper  to  consummate   the
     transactions contemplated hereby.

     7.     Counterparts.   This  Agreement  may   be   executed
     simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     8. Governing Law. This Agreement and the transactions contemplated hereby shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

          IN WITNESS WHEREOF, the Massachusetts Trust and the
Delaware Trust have each caused this Agreement and Plan of Reorganization to be executed on its behalf by its Vice
President and attested by its Assistant Secretary, all as of the day and year first-above written.

Attest:                            Franklin Managed Trust
                                   (a Delaware business trust)



By:                                By:
Assistant Secretary                Deborah R. Gatzek
                                   Vice President and Secretary



Attest:                            Franklin Managed Trust
                                     (a  Massachusetts  business
trust)


By:                                By:
Assistant Secretary                Deborah R. Gatzek
                                   Vice President and Secretary